Exhibit 99.1

Network CN Inc. to Acquire China-based Advertising Agency

Quo Advertising, Inc.

New York, January 25, 2007 (PR NEWSWIRE) – Network CN Inc. (OTC Bulletin Board: NWCN), a Chinese travel and media network company headquartered in Hong Kong, today announced that it has entered into a contract to acquire 100% of privately held Quo Advertising Co. Ltd, a growing China-based advertising agency. The acquisition is expected to be completed after Network CN performs its due diligence review.

The total purchase price of the transaction is HK $7,500,000 or approximately US $961,500. Network CN will pay an aggregate of HK $500,000, or approximately US $64,000, in cash and will issue an aggregate of 300,000 shares of its common stock for the remaining HK $7 million (or equivalent to US $2.99 per share) to the two equity holders of Quo Advertising in exchange for their equity interests. The shares of common stock issued by the Company will be “restricted securities” and no registration rights were granted. The closing market value of the Company’s common stock on the NASD OTC Bulletin Board on January 23, 2007 was $2.75.

Quo Advertising is an agency involved in design, production, public relations and event management for approximately 30 domestic and international clients. The Company was founded in 1996 and is headquartered in Shanghai, China. For each of the last two years, Quo has generated revenues exceeding US$2 million and after tax profit of between 15-18% (from unaudited accounts). The company employed 22 individuals as of December 31, 2006.

Godfrey Hui, Chief Executive Officer of Network CN commented, “We are excited to welcome Quo Advertising to our expanding business operations. Quo is a well established, profitable business with a client base of notable consumer brands, including Montblanc, Movado, and Chopard who are looking for high end, long term and legal advertising platforms in China provided by the Network CN platform. We believe this acquisition will build up the operations of our media network and will broaden our service offering to both new and existing customers. Quo’s experienced staff of media professionals will provide our media network with strong support on the sales and marketing side as well as immediately providing us with greater assistance to develop additional media projects for companies located in the Shanghai city area.”

Mr. Hui continued, “The advertising industry in China is expected to grow significantly in the coming years as more domestic and international businesses look to raise their brand awareness. The development of our media business positions us well to attract many new media projects in the 2007 fiscal year. We have already secured our first media project together with Quo and look forward to expanding our presence in the Chinese media market. This is another move that emphasizes a key objective for our media network, which is to provide medium to big size LED panels in major, second and third tier cities in China.”

William Lee, Chief Executive Officer of Quo Advertising stated, “We are excited to be teaming up with Network CN. This acquisition enables us to increase the service offering to our expanding base of customers and will provide us with the additional resources to continue our growth.”

For more information of Quo Advertising, please visit www.shquo.com.cn.

About Network CN Inc.

Headquartered in Hong Kong, Network CN Inc.’s vision is to build a nationwide network in China to service the needs of its customers. To achieve its vision, the Company has set out to build and run a Hotel Network, a Media Network and an e-Network. A Hotel Network has already been established. As of September 30, 2006, the Company had eleven hotels and roughly 2,350 hotel rooms under management. In addition, the Company is actively pursuing the development of a Media Network and an e-Network via the Internet and mobile communications.

This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Network CN Inc. business are set forth in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Network CN Inc. disclaims any obligation to update these statements for revisions or changes after the date of this release.

CONTACT

Network CN Inc. Investor Relations: 203-682-8200